                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             Business Resource Group
================================================================================

                (Name of Registrant as Specified In Its Charter)

================================================================================
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                         [BUSINESS RESOURCE GROUP LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 4, 1999

TO THE SHAREHOLDERS OF BUSINESS RESOURCE GROUP:

     Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Business Resource Group, a California corporation (the "Company"), will be held at the Doubletree Hotel, 2050 Gateway Place, San Jose, California 95110, on Thursday, March 4, 1999, at 1:30 p.m., local time, for the following purposes:

          1. To elect the following directors to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified: Jack A. Bradley, Brian D. McNay, John W. Peth, Harry S. Robbins and Jeffrey Tuttle.

          2. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending October 31, 1999.

          3. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part of this Notice.

     Only shareholders of record at the close of business on February 5, 1999 will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     All shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided in order to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ JOHN W. PETH
                                          -------------------------------------
                                          John W. Peth
                                          President and Chief Executive Officer

San Jose, California
February 12, 1999

                                   IMPORTANT

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR ACTING PROMPTLY.

                                      LOGO

                                PROXY STATEMENT
                    FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Business Resource Group, a California corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held Thursday, March 4, 1999, at 1:30 p.m., local time, or at any postponement or adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Doubletree Hotel, 2050 Gateway Place, San Jose, California 95110. The Company's principal executive offices are located at 2150 N. First Street, Suite 101, San Jose, California 95131. The Company's principal telephone number at that location is (408) 325-3200.

     This Proxy Statement, the enclosed proxy card and the Company's Annual Report to Shareholders for the fiscal year ended October 31, 1998, including financial statements, were first mailed on or about February 12, 1999 to all shareholders entitled to vote at the Annual Meeting.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

RECORD DATE; VOTING SECURITIES

     The close of business on February 5, 1999 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had approximately 5,050,045 shares of Common Stock outstanding held of record by approximately 241 shareholders.

VOTING AND SOLICITATION

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether a quorum is present.

     Holders of Common Stock on the Record Date are entitled to one vote per share on all matters and are entitled to cumulate votes for the election of directors, subject to the conditions described below.

     Every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit, provided that votes cannot be cast for more than the number of directors authorized by the Company's Bylaws. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder's votes.

     Except with respect to the election of directors, and except in certain other specific circumstances, the affirmative vote of a majority of shares represented and voting with respect to a particular item at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute a majority of the required quorum) is required under California law for approval of proposals presented to shareholders. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote.

     The shares represented by the proxies received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. Where such proxies specify a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications made. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of directors, FOR ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as voting with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

     The solicitation of proxies will be conducted by mail and the Company shall bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and other persons representing beneficial owners of shares of the Company Common Stock for their expenses in forwarding solicitation materials regarding the Annual Meeting to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or telegram.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES

     The Company's Bylaws currently provide for five directors. At the Annual Meeting, five directors are to be elected to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the Company's five nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee who shall be designated by the present Board or the proxy holders to fill the vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board may be reduced in accordance with the Bylaws of the Company. The Board does not believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. Assuming a quorum is present, the five nominees for director receiving the greatest number of votes cast at the

Annual Meeting will be elected. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his or her successor has been elected and qualified.

     In voting for directors, each shareholder is entitled to cast that number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock held by such shareholder. Such votes may be cast for one candidate or distributed in any manner among the nominees for directors; provided that votes may not be cast for more than five candidates. However, the right to cumulate votes in favor of one or more candidates may not be exercised unless the candidate or candidates have been nominated prior to the voting, and a shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder's intention to cumulate such shareholder's votes. If any one shareholder gives such notice, all shareholders may cumulate their votes for candidates in nomination. The persons authorized to vote shares represented by proxies in the enclosed form will (if authority to vote for the election of directors is not withheld) have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

     The nominees' names, ages as of October 31, 1998, and certain information about them are set forth below:

                                                                                             DIRECTOR
        NAME OF NOMINEE            AGE               POSITION WITH THE COMPANY                SINCE
        ---------------            ---               -------------------------               --------
Jack A. Bradley................    50     Director                                             1997
Brian D. McNay.................    42     Director, Executive Vice President of Sales          1987
John W. Peth...................    50     Director, President and Chief Executive Officer      1995
Harry S. Robbins...............    50     Director                                             1995
Jeffrey Tuttle.................    42     Director, Executive Vice President of Marketing      1987

     Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years. There is no family relationship between any director or executive officer of the Company.

     Mr. Bradley has served as a member of the Board since February 1997. Since April 1998, Mr. Bradley has served as General Manager of the Video Internet Unit of Cisco Systems, Inc., a supplier of internetworking products. From October 1996 to March 1998, Mr. Bradley served as Vice President of Finance and Administration and Chief Financial Officer of Neuron Data, a software development company. Prior to joining Neuron Data, Mr. Bradley served as Vice President of Finance and Chief Financial Officer of Network Computing Devices, a manufacturer of network computers, from 1988 to 1996. Mr. Bradley received his BS degree in Finance from the University of San Francisco in 1970.

     Mr. McNay has served as Executive Vice President of Sales since April 1995, and as a member of the Board since the Company's inception in April 1987. Mr. McNay also served as President of the Company between April 1987 and April 1995. Mr. McNay was also the founder and owner of Business Interiors, a sole proprietorship sold to the Company in April 1987. In addition, Mr. McNay served as a sales executive at various office furniture dealerships from 1979 to 1986, including the Contract Source Center, the Contract Office Group and Design Performance.

     Mr. Peth has served as President and Chief Executive Officer of the Company since December 1997 and also served as Chief Financial Officer of the Company from December 1997 to February 1998 and as a member of the Board since April 1995. From July 1997 to December 1997, Mr. Peth was a consultant to the Company. From June 1996 to March 1997, Mr. Peth served as Acting President and Chief Executive Officer of Tab Products Co. ("TAB"), an office filing and furniture systems manufacturer and distributor. From April 1991 until June 1997, Mr. Peth served as Executive Vice President and Chief Operating Officer of TAB. From August 1984 to April 1991, Mr. Peth served as the managing partner of the San Jose region of Deloitte & Touche LLP and one of its predecessor public accounting firms. Mr. Peth is also a director of Aspect Telecommunications, Inc., a provider of transaction processing systems. Mr. Peth received his BA degree in

Economics in 1970 from the University of California at Santa Barbara, and an MBA from the University of California at Los Angeles in 1972.

     Mr. Robbins has served as a member of the Board since May 1995. Since March 1994, Mr. Robbins has served as President, Chief Executive Officer and Chairman of the Board of Symphonix Devices, Inc., an implantable hearing device company. From January 1991 to December 1993, Mr. Robbins was President and a member of the Board of Directors of Cardiorhythm, an electrophysiology catheter company. From September 1986 to December 1990, Mr. Robbins served in a variety of positions at Laserscope, a surgical systems company, including Executive Vice President, Vice President of Sales, Marketing and Service and Director of Sales. Mr. Robbins received his BA degree from Pennsylvania State University in 1969.

     Mr. Tuttle has served as Executive Vice President of Marketing of the Company since April 1995, and as a member of the Board since the Company's inception in 1987. Mr. Tuttle also served as the Company's Vice President of Sales between April 1987 and April 1995. From 1978 to 1987, Mr. Tuttle served as a sales executive with KBM Office Furniture, an office furniture dealership. He received his BS degree in Marketing in 1980 from Santa Clara University.

BOARD MEETINGS AND COMMITTEES

     The Board held a total of four formal meetings during the fiscal year ended October 31, 1998. No director attended fewer than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he serves. The Board has an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee.

     The Audit Committee consists of Messrs. Bradley and Robbins and held two formal meetings during the fiscal year ended October 31, 1998. The Audit Committee recommends engagement of the firm of certified public accountants to audit the financial statements of the Company and monitors the effectiveness of the audit effort, the Company's financial and accounting organization and its system of internal accounting controls.

     The Compensation Committee consists of Messrs. Bradley and Robbins and held one formal meeting during the fiscal year ended October 31, 1998. The Compensation Committee's functions are to establish and administer the Company's policies regarding annual executive salaries and cash incentives and long-term equity incentives, and make recommendations to the Board regarding the Company's executive compensation policy.

COMPENSATION OF DIRECTORS

     Non-employee members of the Board are eligible to receive a retainer of $2,000 per quarter, $500 per meeting of the Board attended and $250 for each committee meeting attended, and may be reimbursed for out-of-pocket costs of attending Board and committee meetings. In addition, non-employee members of the Board receive options to purchase shares of the Company's Common Stock pursuant to the 1995 Directors' Stock Option Plan (the "1995 Directors' Option Plan"). The 1995 Directors' Option Plan provides for the grant of non-statutory stock options to non-employee directors of the Company at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Each current non-employee member of the Board was automatically granted an option to purchase 20,000 shares of Common Stock (the "Initial Option") on the date on which such person first became a non-employee director of the Company. In addition, each non-employee director who joins the Board is similarly granted an Initial Option on the date on which such person first becomes a director, whether through election by the shareholders of the Company or appointment by the Board to fill a vacancy. Thereafter, on the first calendar day of the Company's fiscal year, each non-employee director is automatically granted an option to purchase 5,000 shares of Common Stock (each, a "Subsequent Option") if, on such date, he or she shall have served on the Board for at least three months. Options granted under the 1995 Directors' Option Plan have a term of ten years. The Initial Options become exercisable cumulatively to the extent of 25% of the shares subject to the option on each of the first four anniversaries of the date of grant. Each Subsequent Option becomes exercisable in full on the fourth anniversary of the date of grant. Directors who are employees of the Company do not receive any additional compensation for their services as a director.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR ALL OF THE NOMINEES LISTED ABOVE.

                                 PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending October 31, 1999 and recommends that the shareholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board will reconsider its selection. Deloitte & Touche LLP has audited the financial statements of the Company since 1994. Representatives of Deloitte & Touche LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS VOTING IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of January 31, 1999 as to (i) each of the Company's directors,
(ii) each of the executive officers named in the Summary Compensation Table of this Proxy Statement (the "Named Executive Officers"), (iii) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, and (iv) all directors and executive officers as a group.

                                                                SHARES BENEFICIALLY
                                                                    OWNED(1)(2)
            5% SHAREHOLDERS, DIRECTORS, NAMED               ----------------------------
          EXECUTIVE OFFICERS, AND DIRECTORS AND                              PERCENT OF
              EXECUTIVE OFFICERS AS A GROUP                  NUMBER          TOTAL CLASS
          -------------------------------------             ---------        -----------
Jack A. Bradley...........................................      5,000              *
Brian D. McNay............................................    633,390           12.6%
John M. Palmer............................................     54,688            1.1%
John W. Peth..............................................    279,125            5.3%
Harry S. Robbins..........................................     15,000              *
Jeffrey D. Tuttle.........................................    960,000           19.0%
Charles J. Winter.........................................    316,480(3)         9.9%
  25111 Summerhill Avenue
  Los Altos, California 94024
Ronda Lee McNay...........................................    631,390(4)        12.5%
  200 Summerhill Drive
  Santa Cruz, California 95066
Heartland Advisors........................................    557,500(5)        11.1%
  790 North Milwaukee Street
  Milwaukee, Wisconsin 53202
T. Rowe Price Associates, Inc.............................    380,000(6)         7.5%
  100 East Pratt Street
  Baltimore, Maryland 21202
All directors and executive officers as a group (6
persons)..................................................  1,947,203(7)(8)     36.2%

---------------
  *  Less than 1%

 (1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. Unless otherwise indicated, the address of each of the named individuals is: c/o Business Resource Group, 2150 North First Street, Suite 101, San Jose, California 95131.

 (2) In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after January 31, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

 (3) Based solely on information contained in the Schedule 13G dated January 28, 1999 filed by the named shareholder with the Securities and Exchange Commission. Mr. Winter resigned as President and Chief Executive Officer of the Company in December 1997 and as a director of the Company in February 1998.

 (4) Based solely on information contained in the Stipulation and Order Re:
     Family Support filed November 10, 1998 in the Superior Court of the State of California in and for the County of Santa Cruz.

 (5) Based solely on information contained in the Schedule 13G dated January 27, 1998 filed by the named shareholder with the Securities and Exchange Commission.

 (6) Based solely on information contained in the Schedule 13G dated February 9, 1998 filed by the named shareholder with the Securities and Exchange Commission.

 (7) Includes the following number of shares subject to stock options exercisable within 60 days of January 31, 1998: Mr. Bradley, 5,000; Mr. Palmer, 49,688; Mr. Peth, 268,125; Mr. Robbins, 15,000; all directors and officers as a group, 337,813.

 (8) Excludes Mr. Winter. See footnote 3.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph set forth in this Proxy Statement shall not be incorporated by reference into any such filings.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following is a report of the Compensation Committee of the Board of Directors (the "Compensation Committee") describing the compensation policies applicable to the Company's executive officers and other compensation matters during the fiscal year ended October 31, 1998. The Compensation Committee is responsible for establishing and monitoring the general compensation policies and compensation plans of the Company, as well as the specific compensation levels for executive officers. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation. All decisions relating to executive compensation are also reviewed by the full Board.

  General Compensation Policy

     The Company's compensation policy is designed to attract and retain qualified key executives to contribute to the Company's growth and long-term success. It is the objective of the Compensation Committee to have a portion of each executive's compensation contingent upon the Company's performance as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise; (ii) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the Board establishes from time to time for the Company; and (iii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and the Company's shareholders.

     The summary below describes in more detail the factors which the Compensation Committee considers in establishing each of the three primary components of the compensation package provided to the executive officers.

  Base Salary

     The level of base salary is established primarily on the basis of the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with the Company for business and executive talent, and the incentives necessary to attract and retain qualified management. Base salary is adjusted as necessary each year to take into account the individual's performance and to maintain a competitive salary structure. The Company's overall performance plays a significant role in the determination of base salary. See also "Compensation of Other Executives" below.

  Cash-Based Incentive Compensation

     Cash bonuses are awarded to executive officers on the basis of their success in achieving designated individual goals and the Company's success in achieving specific company-wide goals, such as customer satisfaction, revenue growth and earnings growth. See also "Compensation of Other Executives" below.

  Long-Term Incentive Compensation

     The Company has utilized its stock option plans to provide executives and other key employees with incentives to maximize long-term shareholder value. Grants under the Company's stock option plans by the Compensation Committee take the form of stock options designed to give the recipient a significant equity stake in the Company and thereby closely align his or her interests with those of the Company's shareholders. Factors considered in making such awards include the individual's position in the Company, his or her performance and responsibilities, and internal comparability considerations. See also "Report on Repriced Stock Options for Employees of the Company."

     Each option grant allows the executive officer to acquire shares of Common Stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to five years). The options typically vest in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's service, and then only if the market price of the Common Stock appreciates over the option term.

  Compensation of the Chief Executive Officer

     John W. Peth has served as the Company's President and Chief Executive Officer since December 1997. His annualized base salary for fiscal 1998 was $225,000. Mr. Peth received $206,250 in base salary actually paid for the period from the commencement of his employment with the Company on December 1, 1997 to October 31, 1998, and he received a performance bonus in the amount of $80,000 and a stock option grant exercisable for up to 400,000 shares of Common Stock.

     The factors discussed above in "Base Salaries," "Cash-Based Incentive Compensation," and "Long-Term Incentive Compensation" were also applied in establishing the amounts of Mr. Peth's salary and bonus and number of shares subject to his stock option grant. Mr. Peth's compensation was the result of arm's length negotiation between the Company and Mr. Peth and was approved by the Compensation Committee. Significant factors in establishing Mr. Peth's compensation included: (i) an assessment of the scope of his responsibilities;
(ii) an evaluation of Mr. Peth's level of experience; and (iii) a review of the compensation of Chief Executive Officers for competitive companies in the office furniture industry. See also "Summary Compensation Table" below.

     During the fiscal year ended October 31, 1998, Charles J. Winter served as the Company's President and Chief Executive Officer from November to December 1998. His annualized base salary for fiscal year 1998 was $120,000. Mr. Winter received $20,000 in base salary actually paid during fiscal year 1998, and he received $100,000 in severance payments during such period. See also "Transactions With Management."

  Compensation of Other Executives

     The President and Chief Executive Officer annually assesses the performance of all other executive officers and recommends compensation increases to the Compensation Committee based on a number of factors, such as performance evaluations, comparative data and other relevant factors. The Compensation Committee then reviews and approves increases, if any, for each executive officer. In fiscal 1998, the Compensation Committee changed the compensation structure of Messrs. McNay and Tuttle, the Company's Executive Vice President of Sales and Vice President of Marketing, respectively, from a primarily commission-based compensation plan to a base salary and bonus arrangement based upon corporate performance. Messrs. McNay and Tuttle continue to be responsible for their own sales to customers.

     During fiscal 1997 and fiscal 1996, Messrs. McNay and Tuttle were compensated by commissions earned on their respective sales of the Company's products and services and participated in the same commission plan as other Company sales personnel. The Company's commission structure limited sales representatives who hold more than five percent of the Company's outstanding Common Stock (or options therefor) to a maximum commission level of $480,000 per fiscal year. Mr. McNay obtained the maximum commission level during fiscal 1997 and fiscal 1996.

     Neither Mr. McNay nor Mr. Tuttle received any stock option grants during fiscal 1998, as the Compensation Committee did not believe such action was necessary given their existing ownership positions in the Company.

  Deductibility of Executive Compensation

     The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the "performance-based" exception to Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million annually and the Compensation Committee believes that options granted under the Company's 1995 Stock Option Plan to such officers will meet the requirements for qualifying as performance-based, the Compensation Committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the Compensation Committee's policy to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax law. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

  Report on Repriced Stock Options for Employees of the Company

     In March 1998, the Compensation Committee determined that it was in the best interest of the Company to offer to reprice those then-outstanding stock options of the Company granted to employees of the Company with exercise prices in excess of the then-current fair market value of the Company's Common Stock. No options held by the Company's executive officers or directors were included in such repricing actions taken by the Company.

     The objectives of the Company's 1995 Stock Option Plan are to promote the interests of the Company by providing employees an incentive to acquire a proprietary interest in the Company and to continue to render services to the Company. It was the view of the Compensation Committee that stock options with exercise prices substantially above the current market price of the Company's Common Stock were viewed negatively by most employee optionees of the Company, and provided little, if any, equity incentive to such optionees. In addition, the Compensation Committee was advised by Company management that key employee turnover was likely to increase in part because the Company's total compensation package for long-term employees, which included stock options with exercise prices well above the current trading price, was less attractive than compensation packages offered by other companies in the same geographic location in that options granted to new hires at other companies would be granted at current trading prices, providing more opportunity for appreciation than the Company's options. The Compensation Committee thus concluded that such option grants seriously undermined the specific objectives of the 1995 Stock Option Plan and should properly be repriced. In the opinion of the Compensation Committee, the shareholders' long-term best interests are served by the retention and motivation of employee optionees.

     In this context, the Committee decided that, effective February 25, 1998 (the "Grant Date"), all employee optionees holding stock options with exercise prices in excess of the fair market value of the Company's Common Stock on the Grant Date could elect to receive a one-for-one repricing of their then-existing unexercised stock options with a new exercise price set at $3.187 per share, the fair market value of the Company's Common Stock on the Grant Date. The Company completed this repricing through a one-for-one stock option exchange of "underwater" stock options for all employee optionees. Optionees who participated in the option repricing received a lower exercise price in exchange for forfeiting the accrued vesting of their repriced options. Accordingly, the vesting commencement date of the new options is the Grant Date, thus employee optionees participating in the repricing have additional incentive to remain with the Company. One-half of the shares subject to such repriced options vest on the first anniversary of the Grant Date, and 25% of the shares subject to such repriced options vest on each of the second and third anniversaries of the Grant Date. The exchange was completed in February 1998 with options exercisable for an aggregate of 361,992 shares of Common Stock having exercise prices of $3.375 to $7.00 per share being repriced for options exercisable for an equal number of shares at an exercise price of $3.187 per share.

     It is the opinion of the Compensation Committee that this repricing program helped build optionee morale and provided new incentives for the Company's employees.

                                          COMPENSATION COMMITTEE

                                          Jack A. Bradley
                                          Harry S. Robbins

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are currently no employee directors serving on the Compensation Committee and no member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

     See "Proposal No. 1 -- Election of Directors -- Compensation of Directors" for a discussion of certain information with respect to all non-employee directors, including directors serving on the Compensation Committee.

                               PERFORMANCE GRAPH

     The following graph compares, for the period that the Company's Common Stock has been registered under Section 12 of the Securities Exchange Act of 1934, as amended, (which commenced June 27, 1995) the cumulative total shareholder return for the Company, the CRSP Total Return Index for the Nasdaq Stock Market (U.S. companies) (the "Nasdaq Composite Index"), and a group consisting of publicly-traded U.S. companies in the Company's industry (the "Industry Group"). The Industry Group consists of four companies compiled from Standard & Poor's CompuStat as follows: Hon Industries, Kimball International, Herman Miller, Inc. and TAB Products Co. Measurement points are June 27, 1995 and the last trading day of the Company's fiscal years ended October 31, 1998, October 31, 1997, October 31, 1996 and October 31, 1995. The graph assumes that $100 was invested on June 27, 1995 (at the initial offering price of $7.00 per share) in the Common Stock of the Company, the Nasdaq Composite Index and the Industry Group, and further assumes reinvestment of dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                 AMONG THE COMPANY, THE NASDAQ COMPOSITE INDEX
                             AND THE INDUSTRY GROUP

                                                           BRG                       NASDAQ                    PEER GROUP
                                                           ---                       ------                    ----------
6/27/95                                                    100                         100                         100
10/31/95                                                    68                         113                         104
10/31/96                                                    57                         134                         145
10/31/97                                                    56                         176                         254
10/31/98                                                    30                         197                         222

---------------

* Assumes $100 invested on June 27, 1995 in stock or index, including reinvestment of dividends.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows the compensation earned by (i) the Company's current Chief Executive Officer; (ii) the three other most highly compensated individuals who served as an executive officer of the Company during the fiscal year ended October 31, 1998; (iii) the Company's former Chief Executive Officer; and (iv) the compensation received by each such individual for the Company's two preceding fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                               -----------------------------------
                                             ANNUAL COMPENSATION                        AWARDS             PAYOUTS
                                 -------------------------------------------   -------------------------   -------
                                                                   OTHER       RESTRICTED    SECURITIES                  ALL
                                                                   ANNUAL        STOCK       UNDERLYING     LTIP        OTHER
                                 FISCAL               BONUS     COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS   COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR     SALARY      (1)          ($)           ($)          (#)(2)        ($)         (3)
  ---------------------------    ------   --------   --------   ------------   ----------   ------------   -------   ------------
John W. Peth...................   1998    $206,250   $ 80,000        --            --         400,000        --        $16,544
  President and Chief Executive   1997          --         --        --            --          55,000        --             --
  Officer(4)                      1996          --         --        --            --           5,000        --             --
Brian D. McNay.................   1998    $515,000   $ 80,000        --            --              --        --        $ 5,680
  Executive Vice President of
    Sales                         1997          --   $480,000        --            --              --        --        $ 4,337
                                  1996          --   $480,000        --            --              --        --        $ 4,669
John M. Palmer.................   1998    $ 96,028   $ 60,000        --            --         125,000        --        $ 5,603
  Vice President, Finance and
    Chief......................   1997          --         --        --            --              --        --             --
  Financial Officer(5)            1996          --         --        --            --              --        --             --
Jeffrey Tuttle.................   1998    $271,485   $ 80,000        --            --              --        --        $ 5,680
  Executive Vice President of     1997          --   $381,801        --            --              --        --        $ 4,337
  Marketing                       1996          --   $221,982        --            --              --        --        $ 4,500
Charles J. Winter..............   1998    $ 20,000         --        --            --              --        --        $16,025
  Former President and            1997    $120,000         --        --            --              --        --        $ 8,819
  Chief Executive Officer(6)      1996    $120,000         --        --            --              --        --        $ 9,888

---------------
(1) Stated amounts for fiscal 1998 include amounts earned by Mr. Peth, Mr. McNay, Mr. Tuttle and Mr. Palmer as performance bonuses under the provisions of the Company's Fiscal 1998 Top Management Bonus Program. In fiscal 1997 and fiscal 1996, the stated amounts include amounts earned by Mr. McNay and Mr. Tuttle as sales commissions, and exclude amounts paid during each referenced year relating to amounts earned in prior years. During fiscal 1997 and 1996, Company sales representatives, including Messrs. McNay and Tuttle, who hold more than five percent of the Company's outstanding Common Stock (or options therefor), were limited to a maximum commission level of $480,000 per fiscal year.

(2) All options were granted at an exercise price equal to the fair market value as reported on the Nasdaq Stock Market on the date of grant.

(3) Stated amounts for fiscal years 1998, 1997 and 1996 represent the Company's contributions to its 401(k) plan for the benefit of the named executives and automobile expense allowances in the following amounts: 401(k) plan contributions -- Mr. Peth ($1,969, $0 and $0), Mr. Winter ($125, $1,863 and $1,725), Mr. McNay ($2,500, $2,250 and $2,250), Mr. Tuttle ($2,500, $2,250
    and $2,250) and Mr. Palmer ($1,488, $0 and $0); automobile expense allowances -- Mr. Peth ($14,575, $0 and $0), Mr. Winter ($15,900, $6,956 and
    $8,163), Mr. McNay ($3,180, $2,087 and $2,449), Mr. Tuttle ($3,180, $2,087
    and $2,250) and Mr. Palmer ($4,115, $0 and $0).

(4) Mr. Peth joined the Company as President and Chief Executive Officer in December 1997.

(5) Mr. Palmer joined the Company as Vice President, Finance and Chief Financial Officer in February 1998.

(6) Mr. Winter resigned as President and Chief Executive Officer in December 1997 and as a member of the Company's Board of Directors in February 1998. Mr. Winter has no current relationship with the Company. In connection with his resignation from the Company, Mr. Winter entered into a separation agreement which provided, among other things, for payment of his regular salary, automobile expense allowance and medical insurance premiums under the Company's standard medical insurance program until December 31, 1998.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1998

     The following table sets forth information for the Named Executive Officers with respect to grants of options to purchase Common Stock of the Company made in the fiscal year ended October 31, 1998 and the value of all options held by such executive officers on October 31, 1998.

                                                                                        POTENTIAL REALIZABLE VALUE
                                 INDIVIDUAL GRANTS                                       AT ASSUMED ANNUAL RATES
                             --------------------------                                       OF STOCK PRICE
                                          % OF TOTAL                                     APPRECIATION FOR OPTION
                             OPTIONS    OPTIONS GRANTED                                          TERM(1)
                             GRANTED    TO EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   --------------------------
           NAME              (SHARES)   FISCAL YEAR(2)    (PER SHARE)(3)      DATE        5% ($)         10% ($)
           ----              --------   ---------------   --------------   ----------   -----------    -----------
John W. Peth(4)............  400,000         34.4%           $3.0000        12/08/02     $331,538       $732,612
Brian D. McNay.............       --           --                 --              --           --             --
John M. Palmer(5)..........  100,000          8.6%           $3.1875         2/27/03     $ 88,065       $194,600
                              25,000          2.2%           $2.6250         8/17/03     $ 18,131       $ 40,065
Jeffrey Tuttle.............       --           --                 --              --           --             --
Charles J. Winter(6).......       --           --                 --              --           --             --

---------------
(1) There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the five-year option term will be at the assumed levels set forth in the table or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(2) The Company granted stock options to employees for an aggregate of 1,162,086 shares of Common Stock during the 1998 fiscal year, including 361,992 of options granted pursuant to the Company's option repricing in March 1998. See "Report on Repriced Stock Options for Employees of the Company" above.

(3) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through an exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income tax liability incurred by the optionee in connection with such exercise.

(4) Mr. Peth joined the Company as President and Chief Executive Officer in December 1997. Such option is exercisable, as to 250,000 of the shares subject to the option, ratably over 24 months from the date of grant and, as to 150,000 of the shares subject to the option, ratably over 48 months from the date of grant. See also "Aggregated Option Exercises in Fiscal Year 1998 and Fiscal Year-End Option Values."

(5) Mr. Palmer joined the Company as Vice President, Finance and Chief Financial Officer in February 1998. Such option is exercisable, as to 125,000 of the shares subject to the option, ratably over 24 months from the date of grant and, as to 55,000 of the shares subject to the option, ratably over 48 months from the date of grant. See also "Aggregated Option Exercises in Fiscal Year 1998 and Fiscal Year-End Option Values."

(6) Mr. Winter resigned as President and Chief Executive Officer in December 1997 and as a member of the Company's Board of Directors in February 1998. Mr. Winter has no current relationship with the Company.

              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998 AND
                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for the Named Executive Officers with respect to exercises in fiscal year 1998 of options to purchase Common Stock of the Company.

                                                                           VALUE OF
                                                      NUMBER OF          UNEXERCISED
                                                     UNEXERCISED         IN-THE-MONEY
                                                      OPTIONS AT          OPTIONS AT
                                                   OCTOBER 31, 1998    OCTOBER 31, 1998
                          SHARES                   ----------------    ----------------
                         ACQUIRED       VALUE        EXERCISABLE/        EXERCISABLE/
                        ON EXERCISE    REALIZED     UNEXERCISABLE      UNEXERCISABLE(1)
                        -----------    --------    ----------------    ----------------
John W. Peth(2).......       --            --      185,417/299,583          $0.00
Brian D. McNay........       --            --                   --             --
John M. Palmer(3).....       --            --        29,375/95,625          $0.00
Jeffrey Tuttle........       --            --                   --             --
Charles J.
  Winter(4)...........       --            --                   --             --

---------------
(1) Based on the $2.625 per share closing price of the Company's Common Stock on the Nasdaq Stock Market on October 30, 1998 (the last trading day of fiscal
    1998) less the exercise price of the options.

(2) Mr. Peth joined the Company as President and Chief Executive Officer in December 1997.

(3) Mr. Palmer joined the Company as Vice President, Finance and Chief Financial Officer in February 1998.

(4) Mr. Winter, the Company's former President and Chief Executive Officer, resigned in December 1997 and has no current relationship with the Company.

                          TRANSACTIONS WITH MANAGEMENT

     John W. Peth, a member of the Company's Board of Directors since April 1995 and a consultant to the Company from July 1997 to December 1997, was appointed as President and Chief Executive Officer in December 1997 and served as Chief Financial Officer from December 1997 to February 1998.

     Charles J. Winter resigned as President and Chief Executive Officer of the Company in December 1997 and as a director of the Company in February 1998. Mr. Winter has no current relationship with the Company. In connection with his resignation from the Company, Mr. Winter entered into a separation agreement which provided among other things, for payment of his regular salary, automobile expense allowance and medical insurance premiums under the Company's standard medical insurance program until December 31, 1998.

     Non-employee members of the Company's Board of Directors are eligible to receive cash compensation and options to purchase shares of Common Stock in connection with their service on the Board of Directors. See "Proposal No.
1 -- Election of Directors -- Compensation of Directors."

     The Company has entered into indemnification agreements with each of its directors and officers, which may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' liability insurance if available on reasonable terms.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.

     To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended October 31, 1998, all Reporting Persons complied with all applicable filing requirements.

                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Shareholder proposals for inclusion in the Company's Proxy Statement and form of proxy relating to the Company's Annual Meeting of Shareholders for the year 2000 must be received by October 15, 1999. If the Company is not notified of a shareholder proposal by December 29, 1999, then the proxies held by management of the Company may provide the discretion to vote against such shareholder proposal, even though such proposal is not discussed in the Proxy Statement. Shareholder proposals should be addressed to the President and Chief Executive Officer of the Company at the Company's principal executive offices as set forth herein.

                                 OTHER MATTERS

     The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting or any postponement(s) or adjournment(s) thereof, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors or proxy holders may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ JOHN W. PETH
                                          -------------------------------------
                                          JOHN W. PETH
                                          President and Chief Executive Officer

Dated: February 12, 1999
San Jose, California

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           OF BUSINESS RESOURCE GROUP
                       1999 ANNUAL MEETING OF SHAREHOLDERS

The undersigned shareholder of Business Resource Group, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated February 12, 1999, and hereby appoints John Peth and John Palmer or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 1998 Annual Meeting of Shareholders of Business Resource Group to be held on March 4, 1999 at 1:30 p.m., local time, at the Doubletree Hotel, 2050 Gateway Place, San Jose, California 95110 and at any postponement or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:


                                                            SEE REVERSE SIDE

     Please mark your
[X]   votes as in this
     example

                      FOR all nominees              WITHHOLD authority to
                    listed to the right             vote for all nominees
                   (except as indicated)              listed to the right
1. Election of             /   /                            /   /               Nominees:   Jack Bradley
   Directors                                                                                Brian D. McNay
                                                                                            John W. Peth
                                                                                            Harry S. Robbins
                                                                                            Jeffrey Tuttle

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list to the right.

                                                                  FOR         AGAINST       ABSTAIN
2. Proposal to approve the appointment of Deloitte & Touch        / /           / /           / /
   LLP as the independent auditors of the Company for the
   fiscal year ending October 31, 1999.


THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF DIRECTORS; (2) FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

SIGNATURE(S) ______________________________________ DATE ______________________

SIGNATURE(S)  _____________________________________ DATE ______________________


NOTE: (This Proxy should be marked, dated, signed by the shareholder(s) exactly as his or her name appears herein, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)